Exhibit 10(ca)
POINCIANA PARKWAY REGULATORY AGREEMENT
by and between
OSCEOLA COUNTY, FLORIDA
and
AVATAR PROPERTIES INC.

TABLE OF CONTENTS

(i)

(ii)

Exhibit 10(ca)
POINCIANA PARKWAY REGULATORY AGREEMENT
(OSCEOLA COUNTY)
          THIS POINCIANA PARKWAY REGULATORY AGREEMENT is made and entered into as of December 15, 2006, by and between OSCEOLA COUNTY, a political subdivision and charter county of the State of Florida (“Osceola County”) and AVATAR PROPERTIES INC., a Florida corporation and/or its successors and assigns (collectively, the “Owner”).
RECITALS:
          A. Except as otherwise specified herein, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.02 hereof.
          B. Poinciana Parkway, as depicted on Appendix A attached hereto, consists of the Osceola Project Area, the Poinciana Toll Road and the Polk Project Area and has been adopted as part of the Osceola County Comprehensive Plan, Polk County Comprehensive Plan, Orlando Metropolitan Planning Organization Long Range Transportation Plan and Transportation Improvement Element, and the Lakeland/Winter Haven Urbanized Area Metropolitan Planning Organization 2010 Long Range Transportation Study Cost Feasible Element.
          C. Osceola County lacks present or available capital improvement funding to construct the Osceola Project Area and the Poinciana Toll Road and/or acquire the necessary right-of-way absent some level of initial private investment or funding.
          D. The Owner is the developer of multiple developments located in both Osceola County and Polk County, including the Poinciana Development and other local properties, further development of which may be hindered by lack of an efficient transportation ingress/egress route to areas north and northwest of the Poinciana Parkway corridor.
          E. The development and operation of the Poinciana Parkway will serve the public interest, because, among other things:
               (1) it will create an additional hurricane evacuation route and increase access for public safety and emergency vehicles and enhance the overall development potential of property located not only along the Poinciana Parkway corridor, but throughout Osceola County and Polk County, thus increasing the ad valorem tax base and benefiting the citizens of Osceola County and Polk County.
               (2) it will ease the flow of vehicular traffic within Osceola County and Polk County and provide more direct access from the Poinciana Development to U.S. 17-92 than is currently available and will provide a more convenient and quicker access to Interstate 4 and the Western Beltway, thereby providing the citizens of Osceola County and Polk County (particularly the residents of the Poinciana Development), tourists and other temporary visitors to Osceola County and Polk County a direct connection to the Orlando-area beltway.

               (3) it will provide employment opportunities, promote development and have a significant positive effect on the general economy of Osceola County and Polk County and will serve a valid public purpose of Osceola County and Polk County.
          F. In furtherance of the construction and completion of the Poinciana Parkway, the Owner has successfully acquired certain of the Poinciana Parkway Permits and Mitigation Sites and certain specific property necessary for the rights-of-way for the Poinciana Parkway through private transactions and will continue to pursue acquisition of those remaining properties and any remaining regulatory approvals necessary for project completion.
          G. The acquisition of the Poinciana Parkway Permits, the Mitigation Sites as well as the Acquired Parcels, the completion of the Mitigation Work, the acquisition of the remaining rights-of-way parcels necessary for completion of Poinciana Parkway pursuant to the Property Acquisition Agreement and the financing and construction of Poinciana Parkway and the execution of this Agreement by Osceola County and the execution of the Polk County Regulatory Agreement by Polk County shall implement the governmental purposes of Osceola County and Polk County and contribute to the health, safety and welfare of the citizens, landowners and taxpayers of Osceola County and Polk County.
          H. Osceola County has reviewed and approved the Design Criteria developed by the Owner for Poinciana Parkway and are currently reviewing the ninety percent (90%) construction documents developed in accordance with the approved Design Criteria, which upon receipt and resolution of any comments from Osceola County, will constitute one hundred percent (100%) construction documents.
          I. All costs associated with the acquisition and construction of the Poinciana Toll Road will be provided for by the Owner and will not be funded from any public source.
          J. Osceola County and the Owner desire to enter into this Agreement to memorialize Osceola County’s approval of the acquisition, construction, ownership and operation of the Poinciana Toll Road by the Owner as a private toll road subject only to the provisions of this Agreement and the applicable provisions of law.
          NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other valuable consideration, receipt and adequacy of which is hereby acknowledged, the parties mutually undertake, promise and agree for themselves, their successors and assigns as follows:

ARTICLE I
INCORPORATION OF RECITALS, DEFINITIONS AND INTERPRETATION
          SECTION 1.01. INCORPORATION OF RECITALS. The above recitals are true and correct and are incorporated into and made a part hereof.
          SECTION 1.02. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings unless the context hereof otherwise requires:
          “Access Management Plan” means the access management plan for Poinciana Parkway involving access to the Osceola Project Area being initially limited to twelve access points, six (6) full and six (6) partial intersections; access to the Poinciana Toll Road being initially limited to one signalized intersection near its southern limit and access to the Polk Project Area being initially limited to a major signalized intersection at U.S. 17-92 and three additional signalized intersections spaced to preserve the transportation capacity of the controlled access facility, all as depicted on Appendix C attached hereto.
          “Acquired Parcels” means the property which has been or will be acquired directly by the Owner as part of the necessary rights-of-way for construction of the Poinciana Parkway.
          “Agreement” means this Poinciana Parkway Regulatory Agreement, including any amendments and supplements hereto (including all appendices and/or exhibits attached hereto) executed and delivered in accordance with the terms hereof.
          “Base Toll Rates” shall have the meaning set forth in Section 3.07(B) hereof.
          “Completion Date” shall have the meaning set forth in Section 4.03 hereof.
          “Contractor” shall have the meaning set forth in Section 4.04 hereof.
          “CPI” means the “Consumer Price Index — U.S. City Averages for all Urban Consumers, All Items” (not seasonally adjusted) of the U.S. Department of Labor, Bureau of Labor Statistics; provided, however, that if the CPI is changed so that the base year of the CPI changes, the CPI shall be converted in accordance with the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics; provided, further, that is the CPI is discontinued or revised, such other index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or revised.
          “Design Criteria” means the final criteria for Poinciana Parkway design and engineering included in the description of Poinciana Parkway as set forth in Appendix B attached hereto.
          “Enforcement Agencies” shall have the meaning set forth in Section 6.02 hereof.
          “Expansion Project” shall have the meaning set forth in Section 3.01 hereof.

          “Interlocal Agreement” means the Interlocal Agreement between Osceola County and Polk County dated as of November 1, 2006 relating to the Poinciana Parkway.
          “Maximum Annual Toll Increase” means the greater of: (a) two percent (2%) per annum or (b) the annual percentage change in CPI or (c) the percentage increase in Per Capita Nominal GDP annually.
          “Mitigation Costs” means all of the costs associated with the Mitigation Work, including land acquisition, and any and all permits, licenses etc.
          “Mitigation Sites” means the real property acquired by the Owner in connection with the Mitigation Work.
          “Mitigation Work” means on-site or off-site improvements required by the Florida Department of Environmental Regulation, Southwest Florida Water Management District, South Florida Water Management District, Florida Game and Freshwater Fish Commission, United States Environmental Protection Agency, Army Corp of Engineers and United States Fish and Wildlife Service to mitigate adverse environmental effects resulting from construction of Poinciana Parkway.
          “Osceola Project Area” means that segment of Poinciana Parkway located in Osceola County more particularly depicted on Appendix A attached hereto and made a part hereof, constituting approximately 4.17 miles of access roadways beginning at the Westerly right-of-way line of Eastborne Avenue and follows the existing alignment of Marigold Avenue, a two lane roadway constructed within an existing Osceola County right-of-way with a width of 150 feet which will be reconstructed by the Owner as a part of Poinciana Parkway utilizing a four lane urban curb and gutter section, ending at the intersection of Cypress Parkway (CR 580) and Marigold Avenue, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Osceola County in accordance with this Agreement.
          “Per Capita Nominal GDP” means the “U.S. Annual Per Capita Gross Domestic Product (in current dollars)” (not seasonally adjusted) as published by the U.S. Department of Commerce, Bureau of Economic Analysis, it being understood that for purposes of using such indicator at a specific point in time, the “U.S. Annual Per Capita Gross Domestic Product (in current dollars)” (not seasonally adjusted) published by the U.S. Department of Commerce, Bureau of Economic Analysis for the calendar year immediately preceding such specific point in time is to be used, provided, however, that if the measurement of Per Capita Nominal GDP is discontinued or revised, such other indicator or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Per Capita Nominal GDP had not been discontinued or revised.
          “Person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a governmental entity or any other entity cognizable at law.

          “Plans and Specifications” means the plans and specifications for construction of Poinciana Parkway developed pursuant to the agreements described in Section 4.02 hereof, as the same may be amended from time to time.
          “Poinciana Development” means the approximately 47,000 acre mixed-use development known as Poinciana, as shown in a Master Plan approved on August 31, 1971 and October 5, 1971 by Osceola County and Polk County.
          “Poinciana Toll Road” means the approximately 4.15 mile four-lane controlled access segment of Poinciana Parkway more particularly depicted on Appendix A attached hereto and made a part hereof, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Osceola County in accordance with this Agreement.
          “Poinciana Parkway” means an approximately 9.66 mile four-lane road consisting of the Osceola Project Area, the Poinciana Toll Road and the Polk Project Area, beginning at the existing intersection of County Road 54 and US 17-92 in Polk County, Florida and terminating in Osceola County, Florida at the intersection of Marigold Avenue and Cypress Parkway (CR 580) more particularly depicted on Appendix A attached hereto and made a part hereof.
          “Poinciana Parkway Permits” means all of the governmental permissions, approvals, permits and the like authorizing the acquisition, development, construction and operation of the Poinciana Parkway, including any portions thereof, together with the portion of those certain permits obtained or acquired by the Owner from Parker Poinciana, Inc. related to the permitting of Parker Highway (now known as Poinciana Parkway) and the Mitigation Work.
          “Polk County” means Polk County, a political subdivision and charter county of the State.
          “Polk County Regulatory Agreement” means that certain Poinciana Parkway Regulatory Agreement between Polk County and the Owner dated as of December 13, 2006.
          “Polk Project Area” means that segment of Poinciana Parkway located in Polk County more particularly depicted on Appendix A attached hereto and made a part hereof, constituting approximately 1.34 miles of access roadways leading from U.S. 17-92 to the Osceola/Polk County line, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Polk County in accordance with the Polk County Regulatory Agreement.
          “Project Engineer” means Vanasse Hangen Brustlin, Inc., or any successor engineer or firm of engineers of reputation for skill and experience with respect to the construction, operation and maintenance of facilities similar to Poinciana Parkway, who is duly licensed under the laws of the State and designated by the Owner to perform the duties of the Project Engineer under the provisions of this Agreement.
          “Property Acquisition Agreement” means the Poinciana Parkway Property Acquisition Agreement entered into by and between Osceola County and the Owner dated as of December 15, 2006, as amended and supplemented from time to time.
          “State” means the State of Florida.
          “Toll Commencement Date” means the Completion Date, or such earlier or later date as the Owner may otherwise determine.
          “Toll Measurement Date” means the date which is thirty (30) days prior to the effective date of any increases in the Base Toll Rates.
          “Toll Measurement Period” means the five (5) year period measured from the Toll Commencement Date and each three (3) year period thereafter.
          “Traffic and Revenue Consultant” means any independent engineer or engineering firm or corporation retained by the Owner and acceptable to Osceola County to perform the acts and carry out the duties provided for such Traffic and Revenue Consultant in this Agreement and enjoying a favorable national reputation for skill and expertise in connection with the preparation of user and revenue estimates for facilities similar to Poinciana Parkway.
          SECTION 1.03. INTERPRETATION. Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms and corporations. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof,” and any similar terms, shall refer to this Agreement; the term “heretofore” shall mean before the execution of this Agreement; and the term “hereafter” shall mean after the execution of this Agreement. This Agreement shall not be construed more strongly against any party regardless that such party, or its counsel, drafted this Agreement.
          SECTION 1.04. SECTION HEADINGS. Any headings preceding the texts of the several Articles and Sections of this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.
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ARTICLE II
REPRESENTATIONS
          SECTION 2.01. REPRESENTATIONS OF OSCEOLA COUNTY. Osceola County makes the following representations as the basis for the undertakings on the part of the Owner herein contained:
          (A) Osceola County is duly organized and validly existing as a political subdivision and charter county of the State.
          (B) Osceola County has full power and authority to enter into the transactions contemplated by the Interlocal Agreement and the Property Acquisition Agreement and to carry out its obligations hereunder and thereunder.
          (C) Osceola County is not in default under any provisions of the laws of the State material to the performance of its obligations under this Agreement and the Interlocal Agreement.
          (D) Osceola County has duly authorized the execution and delivery of this Agreement, the Interlocal Agreement and the Property Acquisition Agreement.
          (E) To Osceola County’s knowledge, the authorization, execution and delivery of the Interlocal Agreement and the Property Acquisition Agreement and the compliance by Osceola County with the provisions thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State relating to Osceola County or its affairs, or any ordinance, resolution, agreement, mortgage, lease or other instrument to which Osceola County is subject or by which it is bound.
          (F) To Osceola County’s knowledge, there is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of Osceola County, threatened against or affecting Osceola County, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated hereby or which, in any way, would materially adversely affect the validity of this Agreement, the Interlocal Agreement, the Property Acquisition Agreement, or any agreement or instrument to which Osceola County is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.
          SECTION 2.02. REPRESENTATIONS OF THE OWNER. The Owner makes the following representations as the basis for the undertakings on the part of Osceola County herein contained:
          (A) The Owner is a duly organized and validly existing private entity duly authorized to transact business in the State.
          (B) The Owner has full power and authority to enter into the transactions contemplated by this Agreement and the Property Acquisition Agreement and to carry out its obligations hereunder and thereunder.

          (C) The Owner is not in default under any provisions of the laws of the State material to the performance of its obligations under this Agreement or the Property Acquisition Agreement.
          (D) The Owner has duly authorized the execution and delivery of this Agreement and the Property Acquisition Agreement.
          (E) To the Owner’s knowledge, the authorization, execution and delivery of this Agreement and the Property Acquisition Agreement and the compliance by the Owner with the provisions hereof and thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State relating to the Owner or its affairs, or any ordinance, resolution, agreement, mortgage, lease or other instrument to which the Owner is subject or by which it is bound.
          (F) To the Owner’s knowledge, there is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of the Owner, threatened against or affecting the Owner, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement, the Property Acquisition Agreement or any agreement or instrument to which the Owner is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.
ARTICLE III
POINCIANA PARKWAY
          SECTION 3.01. GENERAL.
          (A) The Owner shall acquire, develop and construct the Poinciana Parkway as a controlled access arterial roadway extending from the current intersection of U.S. 17-92 and County Road 54 in Polk County to the existing intersection of Marigold Avenue and Cypress Parkway (CR 580) for a total length of approximately 9.66 miles, all substantially in accordance with the Plans and Specifications. Osceola County hereby acknowledges and approves the acquisition, construction, ownership and operation of the Poinciana Toll Road by the Owner as a private toll road, subject only to the provisions of this Agreement and the applicable provisions of law. Provided the Owner has performed all of its obligations under this Agreement, Osceola County covenants and agrees to permit the Owner to peaceably and quietly hold, enjoy and operate the Poinciana Toll Road as a private toll road, without hindrance from Osceola County or any party claiming by, through, or under Osceola County, but not otherwise, subject to the terms and conditions of this Agreement.
          (B) Additionally, Osceola County hereby acknowledges and agrees that, upon the mutual agreement of the Owner and Osceola County, based upon the then existing level of service conditions on the Poinciana Parkway, the Owner may undertake, the expansion of the Poinciana Parkway to a six lane facility substantially in accordance with the Design Criteria (the “Expansion Project”). All costs associated with the expansion of the Poinciana Parkway shall be provided for by the Owner from various sources available to the Owner, provided, however, that the Owner shall be entitled to reimbursement for all costs associated with the expansion of the Osceola Project Area from any available and unencumbered “Concurrency Exemption Impact Fees” imposed by the County in the Osceola County portion of the Poinciana Development pursuant to Ordinance No. 06-53 of Osceola County. Promptly upon compliance with all applicable conditions of approval, Osceola County shall grant to the Owner all rights-of-way utilization permits necessary or required for the construction activity contemplated within the Osceola Project Area in connection with the Expansion Project. In addition, Osceola County shall reasonably assist the Owner, upon request, in its efforts to obtain all permits and approvals required from other governmental agencies or authorities in connection with the completion of the Expansion Project.
          SECTION 3.02. OWNERSHIP.
          (A) On or before the Completion Date, the Owner shall convey to Osceola County any and all of the rights-of-way within the Osceola Project Area then owned by the Owner. The Osceola Project Area shall be owned by Osceola County and shall be operated and maintained by Osceola County in accordance with the provisions of Section 3.03 hereof.
          (B) The Poinciana Toll Road shall be owned, operated as a private toll road and maintained by the Owner in accordance with the provisions of Section 3.04 hereof.
          (C) The Polk Project Area shall be owned by Polk County and shall be operated and maintained by Polk County in accordance with the provisions of Section 3.05 hereof and the Polk County Regulatory Agreement.
          SECTION 3.03. OSCEOLA PROJECT AREA. Osceola County covenants and agrees that it will, at all times, operate and maintain the Osceola Project Area in good repair and in sound operating condition as a part of the public road system of Osceola County.
          SECTION 3.04. POINCIANA TOLL ROAD. The Owner covenants and agrees that it will establish and enforce reasonable rules and regulations governing the use of the Poinciana Toll Road and the maintenance and operation thereof that are comparable to those governing similar facilities. The Owner further agrees that it will, at all times, maintain the Poinciana Toll Road in good repair and in sound operating condition; that it will make all necessary repairs, renewals and replacements to the Poinciana Toll Road, all in accordance with the Operations and Maintenance Standards attached hereto as Appendix D. The Owner covenants and agrees that it will, at all times during the term of this Agreement, maintain the Poinciana Toll Road open to the public subject only to the payment of the then applicable tolls set in accordance with Section 3.07 hereof.
          SECTION 3.05. POLK PROJECT AREA. Pursuant to the Polk County Regulatory Agreement, Polk County shall covenant and agree that it will, at all times after acceptance of the Polk Project Area of the Poinciana Parkway for maintenance purposes, operate and maintain the Polk Project Area in accordance with Polk County, and any applicable State, policies and procedures for the maintenance and repair of the public road system of Polk County
          SECTION 3.06. FUNDING OF COSTS OF ACQUISITION AND CONSTRUCTION. The Owner acknowledges and agrees that Osceola County shall not be obligated to pay or fund any portion of the costs associated with the acquisition and construction of the Poinciana Parkway, including the costs associated with any acquisitions pursuant to the Property Acquisition Agreement and the same shall be provided for by the Owner from various sources available to the Owner. The Owner warrants and represents to Osceola County that all funds necessary or required to pay or reimburse the costs associated with the acquisition and construction of Poinciana Parkway are or can be made available by or on behalf of the Owner.
          SECTION 3.07. TOLLS.
          (A) Subject to the provisions of Section 3.07(B) and (C) hereof, the parties acknowledge and agree that the Owner shall have the sole responsibility to establish tolls for the Poinciana Toll Road. The Owner agrees to establish and place into effect reasonable tolls, fees and charges in regard to the use of the Poinciana Toll Road and to maintain such tolls, fees and charges in effect for the term of this Agreement in accordance with the provisions of Section 3.07(B) and (C) hereof. Tolls for traffic using the Poinciana Toll Road will be classified in a reasonable way to cover all traffic, so that the tolls may be uniform in application to all traffic falling within any reasonable class regardless of the status or character of any person participating in the traffic. The Owner agrees to permit free vehicular passage through the Poinciana Toll Road facilities (1) during times of national emergency, national disaster or any disaster declared as such by the State and (2) for public and private school buses that are being used for the purpose of regular school transportation, ambulances that are being used for patient transport, vehicles owned and operated by agents and independent contractors of Osceola County and Polk County that are being used in connection with the maintenance or operation of Poinciana Parkway and other vehicles exempted from the payment of tolls by State and federal law.
               (B) In order to avoid unreasonable costs to the users of the Poinciana Toll Road, Osceola County and the Owner covenant and agree that all tolls, fees and charges in regard to the use of the Poinciana Toll Road shall be set in accordance with the following schedule (the “Poinciana Toll Regime”):
     (1) On the Toll Commencement Date, a base toll rate shall be imposed by vehicle class and remain fixed through the fifth (5th) anniversary of the Toll Commencement Date, as follows (the “Base Toll Rates”):
—	2 axles: $1.50

—	3 axles: $3.00

—	4 axles: $4.50

—	5 axles: $6.00

—	Each additional axle: $1.50
     Thereafter, the Base Toll Rates are not subject to change annually but will be subject to adjustment on each Toll Measurement Date based on the number of years included within the applicable Toll Measurement Period as set forth below.
     (2) On each Toll Measurement Date, the Owner may increase the Base Toll Rates by no more than the total cumulative amount of the Maximum Annual Toll

          Increase for each year included within the applicable Toll Measurement Period (either a three or five year period).
          (C) In order to confirm the accuracy of the implementation of the Poinciana Toll Regime, prior to each Toll Measurement Date, the Owner shall deliver to Osceola County a report of the Traffic and Revenue Consultant certifying that all tolls, fees and charges with respect to the use of the Poinciana Toll Road have been set in accordance with the Poinciana Toll Regime.
          SECTION 3.08. RESTRICTIONS REGARDING CONSTRUCTION OF ADDITIONAL CROSSINGS OVER REEDY CREEK. In recognition of the potential adverse environmental impacts which may result from construction of additional crossings over Reedy Creek, so long as the level of service on the Poinciana Toll Road is maintained at a Level of Service “D” or better, than Osceola County hereby covenants and agrees that during the term of this Agreement it will not cause, construct or permit the construction of a new roadway crossing Reedy Creek between the existing crossing at U.S. 17-92 and the Pleasant Hill Road Extension. The term of the foregoing covenant shall commence on December 15, 2006 and unless terminated earlier pursuant to the provisions of this Agreement, shall extend for a period of forty (40) years following the Completion Date.
          SECTION 3.09. ACCESS MANAGEMENT. Osceola County and the Owner agree to limit access to Poinciana Parkway to those access points depicted in the Access Management Plan; provided however, that Osceola County may permit additional access to the Osceola Project Area. Osceola County acknowledges and agrees that all costs associated with providing access to the Osceola Project Area at locations not depicted as initial access points on the Access Management Plan shall be paid by Osceola County or the Person requesting such additional access, unless otherwise agreed to, in writing, by the Owner.
ARTICLE IV
PLANNING, DESIGN AND CONSTRUCTION
          SECTION 4.01. DESIGN CRITERIA. The Owner has developed and Osceola County has agreed and approved the Design Criteria attached to this Agreement as Appendix B.
          SECTION 4.02. ACQUISITION, DESIGN AND CONSTRUCTION OF POINCIANA PARKWAY.
          (A) The Plans and Specifications shall be developed substantially in accordance with the Design Criteria and shall be signed, sealed and certified by the professional engineer, surveyor or architect who prepared such materials. As of the date of its execution of this Agreement, Osceola County represents that it has reviewed the current draft Plans and Specifications and is not aware of any reason such Plans and Specifications would not be approved upon their completion.
          (B) The Owner shall proceed to obtain any then remaining necessary permits and approvals from any and all governmental agencies required for the acquisition, construction,

installation and equipping of the Poinciana Parkway, substantially in accordance with the Plans and Specifications. Osceola County shall reasonably assist the Owner, upon request, in its efforts to obtain all permits and approvals required from other governmental agencies or authorities. If modifications or revisions to the Plans and Specifications are required by a governmental agency or authority as a condition to its issuance of required permits or approvals, the Owner shall provide prompt written notice to Osceola County of the requested modifications or revisions.
          (C) The Owner shall cause the Poinciana Parkway to be constructed substantially in accordance with the Plans and Specifications, the Design Criteria, the issued permits, and all applicable laws, rules, regulations and standards. Upon commencement of construction of the Poinciana Parkway, the Owner shall complete construction and shall cause such construction to be completed free of construction liens or claims. The Owner agrees to diligently pursue construction of the Poinciana Parkway without unreasonable delay.
          (D) Construction engineering inspection services shall be provided by the Project Engineer, who shall also sign and seal the as-built drawings of the Poinciana Parkway. Osceola County, at its option, may retain an independent consultant, reasonably acceptable to Osceola County, to confirm the completion of construction of the Poinciana Toll Road and the Osceola Project Area, substantially in accordance with the Plans and Specifications and provide to Osceola County a certificate to that effect.
          (E) Osceola County agrees to assist and cooperate with the Owner to facilitate the acquisition, construction, completion and operation of the Poinciana Parkway. Promptly upon compliance with all applicable conditions of approval, Osceola County shall grant to the Owner all rights-of-way utilization permits necessary or required for the construction activity contemplated under the Plans and Specifications within the Osceola Project Area.
          SECTION 4.03. COMPLETION DATE. Acquisition and construction of Poinciana Parkway shall proceed with due diligence and best efforts to the completion thereof. Subject to the provisions of this Agreement, particularly Section 4.05 hereof and Osceola County’s compliance with the Property Acquisition Agreement, the Poinciana Parkway will be substantially complete and open to traffic not later than October 31, 2008 (the “Completion Date”), subject, however, to the provisions of Section 4.05 hereof. Substantial completion of the Poinciana Parkway shall be evidenced by a certificate of the Project Engineer to that effect to be delivered to Osceola County and the Owner within thirty (30) days of the actual occurrence thereof.
          SECTION 4.04. INSURANCE.
          (A) The Owner shall require each contractor constructing improvements to Poinciana Parkway in the Osceola Project Area (the “Contractor”) to purchase and maintain such insurance as will protect the Owner and Osceola County from the claims, actions, damages or losses described below which may arise out of or result from the design and construction of improvements to Poinciana Parkway in the Osceola Project Area, regardless of whether such design and construction is performed by the Contractor, a subcontractor or anyone directly (or indirectly) employed by any of them, anyone who any of them are in privity of contract with or anyone for whose acts any of them may be liable:
               (1) claims, actions or liability under workers compensation, disability benefits and other similar employee benefit acts which are applicable to construction of the improvements;
               (2) claims, actions or liability for damages due to bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law;
               (3) claims, actions or liability for damage due to bodily injury, disease or death of any person other than employees;
               (4) claims, actions or liability for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person, or (b) by any other person; and
               (5) claims, actions or liability for damages because of bodily injury or death of any person or property damage arising out of the tenantship, maintenance or use of any motor vehicle.
          (B) The Comprehensive General Liability Insurance shall include premises-operations (including explosion, collapse and underground coverage) independent contractors, completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage with a maximum coverage of as set forth below.
          (C) Unless otherwise approved by the County Manager, the Comprehensive General and Automobile Liability Insurance, as required by subsections (A) and (B) shall be written for not less than the following limits of liability:
          (1) Comprehensive General Liability

(a)	Bodily Injury	$1,000,000 Each Occurrence
$2,000,000 Aggregate
(Completed Operations)

(b)	Property Damage	$1,000,000 Each Occurrence
$2,000,000 Aggregate
(Completed Operations)
          (2) Comprehensive Automobile Liability

(a)	Bodily Injury	$1,000,000 Each Person
$1,000,000 Each Occurrence
(b)	Property Damage	$500,000 Each Occurrence

          (D) Comprehensive General Liability and Automobile Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy.
          (E) The Owner shall furnish evidence of such insurance to Osceola County. The certificate shall contain a statement binding upon the insurance company prohibiting cancellation, termination, or modification of the policy or reduction of coverages without first giving Osceola County thirty (30) days prior written notice of such proposed action.
          (F) The Owner shall, all times during the operation of the Poinciana Toll Road, maintain in full force and effect, at its own cost and expense, a comprehensive liability insurance policy for the protection of members of the general public who travel, either as passengers or drivers, upon the Poinciana Toll Road. Said comprehensive liability insurance policy shall be in a form reasonably satisfactory to Osceola County, through its County Attorney, and shall protect against liability for loss or damage for personal injury, death and property damage, occasioned by the operations of grantee under the franchise. Minimum liability limits under the policy shall be Five Million Dollars ($5,000,000) for personal injury or death of any one person and Six Million Dollars ($6,000,000) for personal injury or death of two or more persons, in any one occurrence, and One Million Dollars ($1,000,000) for damage to property resulting from any one occurrence. The policy shall contain a provision that written notice of any cancellation or reduction in coverage be delivered to Osceola County at least thirty (30) days in advance of the effective date of cancellation. Each dollar amount provided for in this subsection (F) shall be increased or decreased for each calendar year based on the percentage increase or decrease in the Consumer Price Index — All Urban Consumers (U.S. City Average) published by the United States Department of Labor, Bureau of Labor Statistics, during the immediately preceding calendar year, using the years 1982-84 as a base of 100, or if such index is discontinued, the most comparable index published by any federal governmental agency.
          SECTION 4.05. FORCE MAJEURE. Neither Osceola County nor the Owner shall be liable for delays in the acquisition and construction of Poinciana Parkway resulting from any cause beyond its reasonable control, provided that Osceola County or the Owner, as the case may be, shall notify the other parties listed in Section 6.09 hereof promptly in writing of the occurrence of any such cause which may hamper the acquisition and construction of Poinciana Parkway, shall give full information concerning such cause, and shall promptly exert due diligence to remove such cause. Causes beyond the reasonable control of Osceola County and the Owner shall include, but not be limited to floods, fires, accidents, strikes, major breakdowns of equipment, extreme weather conditions, actions or inactions of other governmental units, the delay in the issuance of any required permits from any governmental unit (provided, however, any such delay shall not result in extending the Completion Date for a period of not more than two years) or any cause, whether of the same or different nature, existing or future, foreseen or unforeseeable, which is beyond the control and without fault or negligence of Osceola County or the Owner, as appropriate.

ARTICLE V
DEFAULTS AND REMEDIES
          5.01. OWNER’S DEFAULT. Subject to the provisions of Section 5.02 hereof, an “Owner Event of Default” shall be deemed to have occurred under this Agreement should any one or more of the following events occur at any time:
          (A) Failure of the Owner to materially and timely comply with and perform each of the Owner’s obligations set forth in this Agreement.
          (B) If any representation or warranty made by the Owner in this Agreement or subsequently made by the Owner in any written statement or document furnished to Osceola County and related to the transactions contemplated by this Agreement, is false, incomplete, inaccurate or misleading in any material respect.
          5.02. OSCEOLA COUNTY’S REMEDIES. Should any Owner Event of Default occur and be continuing six (6) months after receipt of written notice to the Owner from Osceola County specifying the existence of such Owner Event of Default (or within a reasonable time thereafter if such Owner Event of Default cannot reasonably be cured within such six (6) month period and the Owner begins to diligently pursue the cure of such Owner Event of Default within such six (6) month period), such Owner Event of Default shall become an “Owner Default,” and Osceola County, as its sole and exclusive remedies, shall be entitled to elect any or all of the following remedies: (A) termination of this Agreement; (B) pursuit of specific performance of the Owner’s obligations under this Agreement or injunctive relief; (C) pursuit of any remedy at law or in equity that may be available as a consequence of such Owner Default; or (D) waiver of such Owner Default.
          5.03. COUNTY’S DEFAULT. Subject to the provisions of Section 5.04 hereof, an “Osceola County Event of Default” shall be deemed to have occurred under this Agreement should any one or more of the following events occur at any time:
          (A) Failure of Osceola County to materially and timely comply with and perform all of Osceola County’s obligations set forth in this Agreement.
          (B) If any representation or warranty made by Osceola County in this Agreement or subsequently made by Osceola County in any written statement or documents in any documents relating to the transactions contemplated hereby is false, incomplete, inaccurate or misleading in any material respect.
          5.04. OWNER’S REMEDIES. Should any Osceola County Event of Default occur and be continuing thirty (30) days after receipt of written notice to Osceola County from the Owner specifying the existence of such Osceola County Event of Default (or within a reasonable time thereafter if such Osceola County Event of Default cannot reasonably be cured within such thirty (30) day period and Osceola County begins to diligently pursue the cure of such Osceola County Event of Default within such thirty (30) day period), such Osceola County Event of Default shall become an “Osceola County Default,” and the Owner, as its sole and exclusive remedies, shall be entitled to elect any or all of the following remedies: (A) pursuit of specific performance of Osceola County’s obligations under this Agreement or injunctive relief;

(B) pursuit of any other remedy permitted at law or in equity that may be available as a consequence of such Osceola County Default; or (C) waiver of such Osceola County Default.
          5.05. AGREEMENT TO PAY ATTORNEYS’ FEES AND EXPENSES. If, with respect to any Event of Default, the non-defaulting party employs attorneys or incurs other expenses for the collection of amounts due hereunder or for the enforcement of the performance or observance of any covenants or agreements on the part of the defaulting party contained herein, the defaulting party agrees that it will on demand therefor pay to the non-defaulting party the reasonable fees of such attorneys and such other reasonable expenses so incurred by the non-defaulting party, the amount of such fees of attorneys to be without regard to any statutory presumption.
ARTICLE VI
GENERAL PROVISIONS
          SECTION 6.01. INTERLOCAL AGREEMENT PROVISIONS. To the extent any provision of this Agreement constitutes a joint exercise of power, privilege or authority by and between Osceola County and the Owner, such provision shall be deemed to be an “interlocal agreement” within the meaning of the Florida Interlocal Cooperation Act of 1969. This Agreement shall be filed in the Public Records of Osceola County, Florida.
          SECTION 6.02. TRAFFIC SAFETY, EMERGENCY AND ENFORCEMENT SERVICES. To the extent deemed necessary by Osceola County, the Owner shall grant to Osceola County, a perpetual easement over the Poinciana Toll Road and right of ingress and egress to and for the benefit of delivery and pick up services, fire and rescue protection services, police services, ambulance services and other authorities of law, United States mail carriers, and representatives of utilities. The Poinciana Toll Road shall be subject to the jurisdiction of Osceola County in establishing speed limits and traffic control devices deemed necessary and appropriate by Osceola County and the Owner shall contract with the Osceola County Sheriff’s Department and/or the Florida Highway Patrol (collectively, the “Enforcement Agencies”), respectively, for the enforcement of traffic control and safety regulations. If at any time the Owner fails to maintain or enforce the terms of a valid contract in effect with one or more of the Enforcement Agencies providing for enforcement of traffic control and safety regulations with respect to the Poinciana Toll Road that is reasonably acceptable in form and substance to the Osceola County, through its County Attorney, such event shall constitute a material breach of this Agreement.
          SECTION 6.03. REIMBURSEMENT BY OWNER OF CERTAIN COSTS INCURRED BY OSCEOLA COUNTY. The Owner covenants and agrees to pay the reasonable fees and expenses of the Traffic and Revenue Consultant. In addition, the Owner shall also pay the reasonable fees and expenses of the Project Engineer or a third party consultant, retained by the Owner and reasonably acceptable to Osceola County, to certify to the completion of construction of the Poinciana Toll Road and the Osceola Project Area, substantially in accordance with the Plans and Specifications.

          SECTION 6.04. TERM OF AGREEMENT. The term of this Agreement shall commence on December 15, 2006 and unless terminated earlier pursuant to the provisions of this Agreement, shall extend for a period of ninety-nine (99) years following the Completion Date.
          SECTION 6.05. NO ADDITIONAL RIGHTS CONFERRED; NO CONCESSION. The Owner acknowledges and agrees that the execution of this Agreement or any activity resulting therefrom does not affect any existing rights to develop the Osceola County portion of the Poinciana Development in a specific manner nor does this Agreement confer any new or additional development rights upon the Owner.
          Osceola County and the Owner acknowledge and agree that this Agreement does not constitute and shall not be deemed to be a concession agreement and neither the expiration or termination of this Agreement shall serve to divest the Owner and any permitted assignee of the Owner of its ownership or right to operate the Poinciana Toll Road.
          SECTION 6.06. INDEMNIFICATION. For the separate consideration of ten dollars ($10) and other valuable consideration paid to it by Osceola County, the Owner hereby agrees to indemnify, defend and hold Osceola County harmless from and against any and all liability for any loss, injury or damage to persons or property, including, without limitation, consequential damage including without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Osceola County by any person whomsoever arising out of this Agreement, except for any such loss, injury or damage that is caused by or results from the gross negligence or willful misconduct of Osceola County, its employees, agents or contractors. The commercial liability insurance that the Owner is required to carry pursuant to Section 4.04(B) hereof shall include coverage of the foregoing contractual indemnity. The provisions of this Section 6.06 shall survive the expiration or any termination of this Agreement.
          SECTION 6.07. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior other and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.
          SECTION 6.08. AMENDMENTS AND WAIVERS. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.
          SECTION 6.09. NOTICES. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, to the parties at the following addresses:

Osceola County:	Ms. Jo Thacker
County Manager
1 Courthouse Square, Suite 4700
Kissimmee, FL 34741

With a copy to:	Kate Stangle, Esq.
Acting County Attorney
1 Courthouse Square,
Kissimmee, FL 34741

Owner:	Avatar Properties Inc.
201 Alhambra Circle, Suite 1200
Coral Gables, FL 33134
Miami, FL
Attention: General Counsel

With a copy to:	Julie Kendig-Schrader, Esq.
Greenberg Traurig, PA.
450 South Orange Avenue
6th Floor
Orlando, FL 32801
Any of the above parties may, by notice in writing given to the others, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand or facsimile transmission or three days after the date mailed.
          6.10. COOPERATION. The parties will cooperate with each other, to the extent permitted by applicable law, in every reasonable way in carrying out the transactions contemplated by this Agreement, in fulfilling all of the conditions to be met by the parties in connection with this Agreement and in obtaining and delivering all documents required hereunder.
          6.11. ASSIGNMENT.
          (A) Avatar Properties Inc. may assign its rights title and interests in, to and under this Agreement to a single purpose entity established by Avatar Properties Inc. for the purpose of owning and operating the Poinciana Toll Road, and such entity shall expressly assume all obligations of the Owner under this Agreement. Prior to the Completion Date, Avatar Properties Inc. hereby guarantees the prompt and satisfactory performance of all obligations under this Agreement assigned pursuant to this subsection. Osceola County represents that it would not have executed this Agreement without the foregoing guarantee of performance. Avatar Properties Inc. represents that the execution of this Agreement is expected to result in financial and other valuable benefits to Avatar Properties, Inc. and constitutes good, sufficient and valuable consideration for the assumption by Avatar Properties Inc. of its obligations hereunder.
          (B) Avatar Properties Inc. and any single purpose entity established by Avatar Properties Inc. for the purpose of owning and operating the Poinciana Toll Road may assign this Agreement to any successor in title to the real property underlying the Poinciana Toll Road.

          (C) Other than the assignment expressly permitted by subsections (A) and (B), neither party may effect an assignment of this Agreement without the prior written consent of the other party.
          (D) No assignment shall become effective unless (1) the proposed assignee is be a duly organized entity authorized to transact business in the State; (2) the proposed assignee specifically agrees, in writing, to be bound by all the provisions of this Agreement relating to the continuing operation of the Poinciana Parkway; and (3) the operation of the Poinciana Toll Road shall, at all times, be under the direction and supervision of an active operator with the expertise, qualifications, experience, competence, skills and know-how to perform the toll road operations in accordance with this Agreement (an “Operator”), which Operator may be the proposed assignee itself, any of its affiliates, or any qualified party with whom the proposed assignee has entered into a contract for purposes of operating the road or its tolling facilities. Except as provided in subsection (A), Avatar Properties Inc. shall have no further obligations under this Agreement upon an assignment of its rights, title and interests in, to and under this Agreement to any person or entity in accordance with the provisions of this Section.
          SECTION 6.12. BINDING EFFECT. To the extent provided herein, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns and shall inure to the benefit of the parties, their respective successors and assigns.
          SECTION 6.13. SEVERABILITY. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
          SECTION 6.14. EXECUTION IN COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
          SECTION 6.15. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
          SECTION 6.16. JURISDICTION AND VENUE. The parties to this Agreement expressly consent to the jurisdiction of and agree to suit in any court of general jurisdiction in the State, whether state, local or federal, and further agrees that venue shall lie in Orange County, Florida.
          SECTION 6.17. DISPUTE RESOLUTION.
          (A) The parties agree to resolve any dispute related to the interpretation or performance of this Agreement in the manner described in this Section 6.17. Either party may initiate the dispute resolution process by providing written notice to the other party.
          (B) After transmittal and receipt of a notice specifying the area or areas of disagreement, the parties agree to meet at reasonable times and places, as mutually agreed upon, to discuss the issues.

          (C) If discussions between the parties fail to resolve the dispute within sixty (60) days of the notice described in Section 6.17(A) hereof, the parties shall appoint a mutually acceptable neutral third party to act as a mediator. If the parties are unable to agree upon a mediator, either the Owner or Osceola County will request appointment of a mediator by the Chief Judge of the Circuit Court of the Ninth Judicial Circuit in and for Osceola County, Florida. The mediation contemplated by this Section 6.17(C) is intended to be an informal and non-adversarial process with the object of helping the parties reach a mutually acceptable and voluntary agreement. The decision making shall rest solely with the parties. The mediator shall assist the parties in identifying issues, fostering joint problem-solving, and exploring settlement alternatives. It is understood that any settlement may require approval of Osceola County’s Board of Commissioners.
          (D) If the parties are unable to reach a mediated settlement within 120 days of the mediator’s appointment, either party may terminate the settlement discussions by written notice to the other party. In such event, either party may initiate litigation within 120 days of the notice terminating the settlement discussions. Failure by the party initiating the dispute resolution procedure to commence litigation within the 120 day period shall be deemed to constitute an acceptance of the interpretation or performance of the other party.
          SECTION 6.18. WAIVER OF JURY TRIAL. OSCEOLA COUNTY AND THE OWNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR OSCEOLA COUNTY AND THE OWNER ENTERING INTO THIS AGREEMENT.

          IN WITNESS WHEREOF, the Board of County Commissioners of Osceola County, Florida, has caused this Agreement to be executed and delivered as of the day and year first above written.

WITNESS:
Attest:

/s/ Paula J. Carpenter

Name:	/s/
Clerk of the Board -- BCC approved 12/11/06

OSCEOLA COUNTY, FLORIDA

By:	/s/ Ken Shipley
Chairman
Board of County Commissioners

/s/

Name:_______________________________________________

          IN WITNESS WHEREOF, the Owner has caused this Agreement to be executed and delivered as of the day and year first above written.

WITNESSES:

/s/ Jeffrey C. Pashley

Name:	Jeffrey C. Pashley

/s/ Reginald C. Tisdale

Name:	Reginald C. Tisdale

AVATAR PROPERTIES INC.

By:	/s/ Dennis J. Getman
	Name:	Dennis J. Getman
	Title:	Executive Vice President

STATE OF FLORIDA
COUNTY OF OSCEOLA
          The foregoing instrument was acknowledged before me by  Ken Shipley     , as Chairman of the Board of County Commissioners of Osceola County, on behalf of said County. He (she) is personally known to me or has produced ___, as identification, and did (did not) take an oath.
          WITNESS my hand and official seal, this 13 day of December, 2006.

/s/ Tara McCormick
Notary Public
State of Florida

My commission expires: April 17, 2009

STATE OF FLORIDA
COUNTY OF OSCEOLA
          The foregoing instrument was acknowledged before me by Dennis J. Getman, as Executive Vice President of Avatar Properties Inc. on behalf of said corporation. He (she) is personally known to me or has produced ___, as identification, and did (did not) take an oath.
          WITNESS my hand and official seal, this 11 day of December, 2006.

/s/ Kelli Wehr
Notary Public
State of Florida

My commission expires: 8/24/2010

APPENDIX A
MAP OF POINCIANA PARKWAY AND SURROUNDING AREAS

APPENDIX B
DESIGN CRITERIA

ROADWAY DESIGN CRITERIA
POINCIANA PARKWAY/MARIGOLD AVENUE
FROM US 17/92 TO CYPRESS PARKWAY
OSCEOLA & POLK COUNTIES

	Design Element	Criteria Urban (Rural)	Source	Notes

General Criteria	Functional Classification	Principal Arterial	FDOT Green Book Ch. 1

	Design vehicle	P, SU, WB-50 WB62 @US17-92/Cypress	FDOT Green Book Ch. 3

	Design Year (Open/Future)	2007/2022

	Design Speed	45 MPH (60 MPH)	FDOT Green Book Ch. 3	See the typical section package for the design speeds for the individual segments.

Typical Section	Lane widths	12’	FDOT Green Book Ch. 3

	Shoulder widths	10’ Outside/4’ Paved; 6’ Median	FDOT Green Book Ch. 3

	Typical cross section slopes	0.02 Inside & Median Lane	FDOT Green Book Ch. 3	0.03 Outside Lane

	Horizontal Clear zone	4’ – C&G 18’ – 45 to 50 MPH (>1500 ADT) 30’ – 60 MPH and above (>1500 ADT)	FDOT Green Book Ch. 3

	Roadside slopes (front slopes)	1:4 (Front Slopes)	FDOT Green Book Ch. 3	1:3 (Back Slopes)

Horizontal geometry	Max. deflection w/o a curve	1°00’00” (0°45’00”)	FDOT PPM Ch. 2

	Minimum radius	880’ Urban (e max = 0.05) 1640’ Rural (e max = 0.10)	FDOT Green Book Ch. 3

	Max. Curvature using 0.02	0° 30’ 00” (0° 15’ 00”)	FDOT PPM Ch. 2

	Minimum length of curve	15V(>=400’)	FDOT PPM Ch. 2

	Min. tangent between reverse curves	—

	Superelevation transition ratio	1:150 (1:250)	FDOT PPM Ch. 2

	Max. superelevation	0.05 (0.10)	FDOT Green Book Ch. 3

	Min. Intersection stopping sight distance	400’ (625’)	FDOT Green Book Ch. 3

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ROADWAY DESIGN CRITERIA
POINCIANA PARKWAY/MARIGOLD AVENUE
FROM US 17/92 TO CYPRESS PARKWAY
OSCEOLA & POLK COUNTIES
(Continued)

	Design Element	Criteria Urban (Rural)	Source	Notes

Vertical geometry	Max. Profile Grade	5% (3%)	FDOT Green Book Ch. 3

	Min. Profile Grade	0.3% (Curb & Gutter)	FDOT Green Book Ch. 3	Flat Terrain

	Max. grade change w/o vertical curve	0.60% (0.20%)	FDOT Green Book Ch. 3

	Minimum length vertical curve	3 times the Design Speed	FDOT Green Book Ch. 3

	Minimum crest vertical curve	300’ (500’)	FDOT Green Book Ch. 3

	Min. K Value for Crest Vertical Curve	120 (290)	FDOT Green Book Ch. 3

	Minimum sag vertical curve	200’ (400’)	FDOT Green Book Ch. 3

	Min. K Value for Sag Vertical Curve	90 (150)	FDOT Green Book Ch. 3

	Minimum stopping sight distance	400’ (625’)	FDOT Green Book Ch. 3

Base clearances above DHW elev.

Median	55 MPH and Over	40’ Width	FDOT Green Book Ch. 3	Multilane Facilities — Rural Highways

	Under 55 MPH	22’ Width	FDOT Green Book Ch. 3

	50 MPH Urban	19.5’ Width	FDOT Green Book Ch. 3	Urban Streets

	45 MPH and Less	15.5’ Width	FDOT Green Book Ch. 3

Ref:	FDOT Manual of Uniform Minimum Standards for Design, Construction, and Maintenance for Streets and Highways, May 2005

FDOT Plans Preparation Manual, Volume 1, English, Revised January 1, 2005

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APPENDIX C
ACCESS MANAGEMENT PLAN
(Map of Poinciana Parkway depicting Access Points)

APPENDIX D
OPERATIONS AND MAINTENANCE STANDARDS
(Florida Department of Transportation Maintenance Rating Program Handbook)